As executed

This Agreement is dated 2 July, 1999

BY AND BETWEEN

EMISPHERE TECHNOLOGIES, INC.,

a corporation incorporated under the laws of the State of Delaware, USA, having its executive offices at 765 Old Saw Mill River Road, Tarrytown, NY 10591, USA as more fully described in the definition of "Emisphere" contained in the definition section.

AND

ELAN CORPORATION, PLC.,

an Irish company of Lincoln House, Lincoln Place, Dublin 2, Ireland as more fully described in the definition of "Elan" contained in the definition section.

                                LICENSE AGREEMENT

[* * *] = This provision is subject to a request for confidential treatment.

                                TABLE OF CONTENTS


                                                                 Page No.
                                                                 --------
CLAUSE 1.  DEFINITIONS..................................................1

CLAUSE 2.  GRANT OF RIGHTS..............................................6

CLAUSE 3.  IMPROVEMENTS.................................................8

CLAUSE 4.  INTELLECTUAL PROPERTY RIGHTS.................................8

CLAUSE 5.  FINANCIAL PROVISIONS.........................................8

CLAUSE 6.  RIGHT OF AUDIT AND INSPECTION...............................11

CLAUSE 7.  PATENTS.....................................................11

CLAUSE 8.  CONFIDENTIAL INFORMATION....................................12

CLAUSE 9.  TERM OF AGREEMENT...........................................14

CLAUSE 10. WARRANTIES AND INDEMNITIES..................................16

CLAUSE 11. REGULATORY APPROVALS .......................................17

CLAUSE 12. EXPLOITATION................................................18

CLAUSE 13. INSURANCE...................................................18

CLAUSE 14. IMPOSSIBILITY OF PERFORMANCE - FORCE MAJEURE................18

CLAUSE 15. SETTLEMENT OF DISPUTES; PROPER LAW..........................18

CLAUSE 16. ASSIGNMENT..................................................19

CLAUSE 17. NOTICES.....................................................19

CLAUSE 18. MISCELLANEOUS CLAUSES.......................................20

WHEREAS

Emisphere desires to enter into this Agreement with Elan so as to obtain a non-exclusive licence of the Elan Patent and the Elan Know-How for the Field to package, import, use, offer for sale and sell the Product(s) in the Territory.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.       DEFINITIONS

         1.1 In this present Agreement, including the Recitals, Schedules and Appendices, the following definitions shall prevail unless the context otherwise requires:

"Affiliate"             means any corporation or other entity controlling,
                        controlled or under the common control of Emisphere or Elan, as the case may be. For the purpose of this definition, "control" shall mean direct or indirect ownership of fifty percent (50%) or more of the stock or shares entitled to vote for the election of directors or if not meeting the preceding criteria, the power to direct or cause the direction of management and strategic decisions of that corporation or other entity;

"Agreement"             means this agreement (which expression shall be
                        deemed to include the Recitals, the Schedules and Appendices hereto);

"Carriers"              means the agents SNAC and SNAD only
                        that are used to facilitate
                        transport through membranes,
                        including oral, nasal, buccal,
                        intraocular, sublingual,
                        subcutaneous, intramuscular and
                        pulmonary delivery of the Compounds.

"Compounds"             means Heparin and/or Heparinoids;

"Effective Date"        means the date of signing of this Agreement by the
                        parties.

"Elan"                  means Elan Corporation, plc, and its
                        successors and permitted assigns,
                        but excluding its Affiliates save as
                        specifically included in any
                        provision of this Agreement.

"Elan Know-How"         means only the specific know-how
                        which is disclosed in the Elan
                        Patent, whether or not covered
                        by any patent, copyright, design
                        patent, trademark, trade secret or
                        other industrial or any intellectual
                        property rights.

                        For the avoidance of doubt, Elan
                        Know-How shall not include:

                        (i)      any improvements to the
                                 Elan Know-How invented,
                                 created, conceived or
                                 developed by Elan or its
                                 Affiliates or by any third
                                 party on their behalf;

                        (ii)     any know-how other than the
                                 Elan Know-How owned,
                                 licensed or controlled by
                                 Elan or its Affiliates on
                                 the Effective Date or
                                 subsequent to the Effective
                                 Date;

                        (iii) any know-how owned by or licensed to Affiliates of Elan including, without limitation, [* * *] which incorporates, inter alia, [* * *].

"Elan Patent"           means [* * *] filed by Elan on [* * *] and
                        [* * *] filed by Elan on [* * *].

                        For the avoidance of doubt, the Elan
                        Patent shall not include:

                        (i)      any improvements to the
                                 Elan Patent invented,
                                 created, conceived or
                                 developed by Elan or its
                                 Affiliates or by any third
                                 party on their behalf;

                        (ii)     any patent(s) other than
                                 the Elan Patent owned,
                                 licensed or controlled by
                                 Elan or its Affiliates on
                                 the Effective Date or
                                 subsequent to the Effective
                                 Date;

                        (iii) any patent owned by or licensed to Affiliates of Elan including, without limitation, [* * *] which incorporates, inter alia, [* * *].

"Emisphere"             means Emisphere Technologies, Inc., its Affiliates,
                        successors and permitted assigns;

"Field" means the research, development and optimisation of the Compounds solely utilising the Carriers, or a combination of the Carriers, for all medical ailments or indications whatever the mode of administration, as well as the manufacture, use, promotion, distribution, marketing and sale of the Product(s);

"FDA" means the United States Food and Drug Administration or any successors or agency the approval of which is necessary to market a product in the United States of America or any other relevant regulatory authority the approval of which is necessary to market a product in any other country of the Territory;

"Heparin"               means naturally occurring forms of Heparin,
                        including Heparin USP, BP and EP as well as smaller molecular fractions thereof;

"Heparinoids"           means various sulphated polysaccharides that have
                        anti-coagulant activity resembling that of Heparin;

"INDA"                  means any Investigational New Drug
                        Application in relation to any
                        Product(s) filed by Emisphere with
                        the FDA or a similar application
                        filed in another jurisdiction;

"In Market"             means the sale of any Product(s) by
                        Emisphere or its Affiliates, or
                        where applicable by a permitted
                        sub-licensee, to an unaffiliated
                        third party such as a wholesaler,
                        distributor, managed care
                        organisation, hospital or pharmacy
                        and the like and
                        shall exclude the transfer pricing of the Product(s) by Emisphere to an Affiliate or a permitted sub-licensee;

"NDA" means any New Drug Application in relation to any Product(s) filed by Emisphere with the FDA or a similar application filed in another jurisdiction;

"Net Revenues"          means any proceeds or other amounts received by
                        Emisphere in relation to Product(s) including, inter alia, license royalties and excluding Net Sales, and proceeds or other amounts received for research and development and clinical trials [* * *].

"Net Sales"             means:

                        (i) in the case of any Product(s) sold by Emisphere In Market, that sum determined by deducting from the aggregate gross In Market sales proceeds billed for the Product(s) by Emisphere, [* * *] together with deductions in accordance with [* * *] US GAAP, subject to a deduction in respect of uncollectible accounts (up to a cumulative maximum of [* * *]), and less ordinary and customary trade discounts and commissions, excise taxes, withholding tax, other consumption taxes, and credits or allowances actually granted on account of rejection or return of the Product(s);

                        (ii) where Emisphere does not sell In Market (in whole), that sum determined by deducting from the aggregate royalties on sales of any Product(s) received by Emisphere from a permitted sublicensee, [* * *] together with deductions in accordance with [* * *] US GAAP, subject to a deduction in respect of uncollectible accounts (up to a cumulative maximum of [* * *]), and less ordinary and customary trade discounts and commissions, excise taxes, withholding tax, other consumption taxes, and credits or allowances actually granted on account of rejection or return of the Product(s).

[* * *]
Net Revenues"                    [* * *]

[* * *]
Net Revenues"                    [* * *]

[* * *]
Net Revenues"                    [* * *]

"Product(s)"                     means oral dosage forms of the
                                 Compound(s) in conjunction with the
                                 Carriers, or a combination of the
                                 Carriers, [* * *]

"Product Manufacturing
Cost" shall mean the costs to Emisphere directly related to the manufacture of any Product, calculated in accordance with the provisions of
                                 Schedule 1.

"SNAC" means Sodium N-[8-(2-hydroxybenzoyl)amino] caprylate, its free acid, esters thereof and other pharmaceutically accepted salt forms thereof;

"SNAD" means Sodium N-[10-(2-hydroxybenzoyl)amino] decanoate, its free acid, esters thereof and other pharmaceutically accepted salt forms thereof;

"Technological Competitor"       shall mean a company, corporation or person
                                 having a substantial part of its business, research, development and/or manufacturing in the drug delivery area of the pharmaceutical industry.

"Termination Agreement"          means the Termination Agreement of even date
                                 herewith between Elan, Emisphere and Ebbisham
                                 Limited.

"Territory"                      means all the countries of the world; and

"United States Dollars"          means the lawful currency for the time being
and "US$"                        of the United States of America.

         1.2        In this Agreement

                    1.2.1 The singular includes the plural and vice versa, the masculine includes the feminine and vice versa.

                    1.2.2 Any reference to a Clause or Schedule shall, unless otherwise specifically provided, be to a Clause or Schedule of this Agreement.

                    1.2.3 The headings of this Agreement are for ease of reference only and shall not affect its construction or interpretation.

2.       GRANT OF RIGHTS

         2.1 Subject to the terms of this Agreement, Elan hereby grants to Emisphere and Emisphere hereby accepts for the term of this Agreement a non-exclusive license of the Elan Patent and the Elan Know-How solely in the Field to package, import, use, offer for sale and sell Product(s) in the Territory.

         2.2 All proprietary rights and rights of ownership with respect to the Elan Patent and the Elan Know-How shall at all times remain solely with Elan. Emisphere shall not have any rights to use the Elan Patent or the Elan Know-How other than insofar as they relate directly to the Field and are expressly granted herein.

         2.3 For the avoidance of doubt and subject only to the non-exclusive license granted to Emisphere hereunder [* * *] of the Termination Agreement, the parties hereby acknowledge and agree that, following the Effective Date, Elan (and each of its Affiliates) shall be free to license, sub-license, commercialize in any way and otherwise use all of its patents, know-how and other intellectual property rights in relation to or in connection with all and any applications and uses, including for the avoidance of doubt, in relation to the Compounds, or otherwise, whether alone or in conjunction with any third party.

         2.4        Sub-licensing by Emisphere:

                    2.4.1 Emisphere shall be entitled, subject to the prior written consent of Elan which shall not be unreasonably withheld or delayed, to grant sub-licences of the Elan Patent and the Elan Know-How solely in the Field to package, import, use, offer for sale and sell Product(s) in one or more countries of the Territory, provided that Emisphere shall not grant a sub-licence to a Technological Competitor of Elan.

                    2.4.2 Any sub-licence granted hereunder shall be in the same terms mutatis mutandis as the terms of this Agreement insofar as they are applicable, but excluding the right to grant a sub-licence.

                    2.4.3 For the avoidance of doubt, Emisphere shall use its reasonable endeavours to ensure that Elan shall have the same rights of audit and inspection vis-a-vis a sub-licensee, as Elan has pursuant to this Agreement concerning Emisphere.

                    2.4.4 Emisphere shall be liable to Elan for all acts and omissions of any sub-licensee as though such acts and omissions were by Emisphere and Emisphere shall provide the indemnity to Elan outlined in Clause 10.

                    2.4.5 Where a sub-licence has been granted under Clause 2.4.1, such sub-licence shall automatically terminate if this Agreement terminates for the country or countries covered by the sub- licence.

                    2.4.6 For the avoidance of doubt the parties agree that any sub-licence granted pursuant to this Clause 2.4 shall not be capable of surviving the termination of this Agreement.

3.       IMPROVEMENTS

         3.1 Emisphere shall have no right hereunder or otherwise to any improvements to the Elan Patent and/or the Elan Know-How invented, created, conceived or developed by Elan or its Affiliates, or by any third party on their behalf.

         3.2 Elan shall remain the sole and exclusive owner of any improvements to the Elan Patent and/or the Elan Know-How invented, created, conceived or developed by Elan or its Affiliates, or by any third party on their behalf at any time.

4.       INTELLECTUAL PROPERTY RIGHTS

         Elan shall remain the sole and exclusive owner of the Elan Patent and the Elan Know-How.

5.       FINANCIAL PROVISIONS

         5.1        Licence Royalty:

                    In consideration of the licence of the Elan Patent granted to Emisphere under this Agreement, Emisphere shall pay to Elan a non-refundable license royalty of [* * *] upon execution of the Agreement by both parties, receipt of which is hereby acknowledged by Elan.

         5.2        Royalties on [* * *] Net Revenues:

                    In consideration of the licence of the Elan Patent to Emisphere hereunder, the royalties payable by Emisphere to Elan on [* * *] Net Revenues, in respect of Product(s), for the term of this Agreement, shall be as follows:

                    5.2.1   subject to Clause 5.2.2, [* * *] of
                            [* * *];

                    5.2.2 royalties shall be payable by Emisphere to Elan on [* * *] pursuant to the provisions of Clause 5.2.1 subject to the following conditions:

                            (1) the parties agree that any [* * *] Net Revenues shall be deemed to be [* * *] Net Revenues solely for the purpose of determining whether the [* * *];

                            (2)        for the avoidance of doubt, where the
                                       [* * *], shall not be subject to the
                                       payment by Emisphere to Elan of royalties pursuant to Clause 5.2.1;

                            (3) for the avoidance of doubt, the parties acknowledge that a determination that the [* * *] by a [* * *] Product [* * *], and all [* * *] (whether in respect of one or [* * *]) shall be subject to the payment by Emisphere to Elan of royalties pursuant to Clause 5.2.1 [* * *].

         5.3        Royalties on [* * *] Net Revenues and Net Sales:

                           In consideration of the licence of the Elan Patent to Emisphere hereunder, the royalties payable by Emisphere to Elan on [* * *] Net Revenues and Net Sales in respect of Product(s), for the term of this Agreement, shall be as follows:

                    5.3.1   subject to Clause 5.3.2, [* * *] of [* * *] Net
                            Revenues and [* * *] of Net Sales;

                    5.3.2 the [* * *] royalties which shall be payable by Emisphere to Elan on the [* * *] of [* * *] Net Revenues and Net Sales [* * *] of the Agreement shall be [* * *].

         5.4        Payment of royalties shall be made [* * *] within thirty
                    [* * *] after the expiry of the [* * *]. The method of payment shall be by way of wire transfer to an account specified by Elan. Each payment made to Elan shall be accompanied by a written report, prepared and signed by a senior financial officer of Emisphere. In addition, the report shall clearly show the Net Revenues and Net Sales for the months of the [* * *] for which payment is being made on a country by country basis. In the event that no royalty is due to Elan for any [* * *] period, the senior financial officer shall so report.

         5.5 Emisphere shall maintain and keep clear, detailed, complete, accurate and separate records so:

                    5.5.1 as to enable any royalties on Net Revenues and Net Sales which shall have accrued hereunder to be determined; and

                    5.5.2 that any deductions made in arriving at the Net Revenues and Net Sales can be determined.

         5.6 All payments due hereunder shall be made in United States Dollars. Payments due on Net Revenues and Net Sales made in a currency other than United States Dollars shall first be calculated in the foreign currency and then converted to United States Dollars on the basis of the exchange rate in effect for the purchase of United States Dollars with such foreign currency quoted in the Wall Street Journal (or comparable publication if not quoted in the Wall Street Journal) with respect to the currency of the country of origin of such payment for the day prior to the date on which the payment by Emisphere is being made.

         5.7 Subject to the provisions of this Agreement, Emisphere shall pay all royalties at full rate.

         5.8 If, at any time, legal restrictions in the Territory prevent the prompt payment of running royalties or any portion thereof, the parties shall meet to discuss suitable and reasonable alternative methods of reimbursing Elan the amount of such running royalties. In the event that Emisphere is prevented from making any payment under this Agreement by virtue of the statutes, laws, codes or government regulations of the country from which the payment is to be made, then such payments may be paid by depositing them in the currency in which they accrue to Elan's account in a bank acceptable to Elan in the country the currency of which is involved or as otherwise agreed by the parties.

         5.9 Elan and Emisphere agree to co-operate in all respects necessary to take advantage of any double taxation agreements or similar agreements as may, from time to time, be available.

         5.10 Any taxes payable by Elan on any payment made to Elan pursuant to this agreement shall be for the account of Elan. If so required by applicable law any payment made pursuant to this Agreement shall be made by Emisphere after deduction of the appropriate withholding tax, in which event the parties shall co-operate to obtain the appropriate tax clearance as soon as is practicable. On receipt of such clearance, Emisphere shall forthwith procure that the amount so withheld is paid to Elan.

         5.11       Method of calculation of royalties and fees:

                    The parties acknowledge and agree that the methods for calculating the royalties and fees hereunder are for the purposes of the convenience of the parties, are freely chosen and not coerced.

6.       RIGHT OF AUDIT AND INSPECTION

         6.1 Not more than once in each calendar year, Emisphere shall permit an internationally-recognised independent firm of Chartered Accountants upon reasonable notice and at any reasonable time during normal business hours to have access to inspect and audit the accounts and records of Emisphere relating to the calculation of the royalty payments on Net Revenues and Net Sales submitted to Elan. Any such inspection of Emisphere's records shall be at the expense of Elan, except that if any such inspection reveals a deficiency in the amount of the running royalty actually paid to Elan hereunder in any calendar year of [* * *] or more of the amount of any running royalty actually due to Elan hereunder, then the expense of such inspection shall be borne solely by Emisphere. Any amount of deficiency shall be paid promptly to Elan. If such inspection reveals a surplus in the amount of running royalty actually paid to Elan by Emisphere, Elan shall promptly reimburse Emisphere the surplus.

         6.2 In the event of any unresolved dispute regarding any alleged deficiency or overpayment of royalty payments hereunder, the matter will be referred to [* * *] for a resolution of such dispute. Any decision by the [* * *] shall be [* * *] on the parties.

7.       PATENTS

         7.1 Elan, at its expense, shall [* * *] to maintain in force any [* * *] issued letters patent within the Elan Patent that relate to the Field. Elan shall have the right in its discretion to control such maintenance provided that Emisphere at its request shall be provided with copies of documents relating to such maintenance.

         7.2 Elan and Emisphere shall promptly inform each other in writing of any alleged infringement of any patents within the Elan Patent by a third party of which it becomes aware and provide the other with any available evidence of such infringement insofar as such infringements relate solely to the Field.

         7.3 Elan shall have the right to prosecute at its own expense and for its own benefit any infringements of the Elan Patent including any infringements that relate solely to the Field. At Elan's request and expense, Emisphere shall co-operate with such action. Should Elan decide not to pursue such infringers insofar as such infringements relate solely to the Field, within a reasonable period but in any event within 20 days after receiving written notice of such alleged infringement, Emisphere may in its discretion initiate such proceedings in its own name at its expense and for its own benefit and at Emisphere's request and expense, Elan shall cooperate with such action.

8.       CONFIDENTIAL INFORMATION

         8.1 The parties acknowledge that it may be necessary, from time to time, solely for the purposes of each party performing this Agreement, to disclose to each other confidential and proprietary information ("Confidential Information").

         8.2 Any Confidential Information revealed by a party to another party shall be used by the receiving party exclusively for the purposes of fulfilling the receiving party's obligations under this Agreement and for no other purpose.

         8.3 Each party agrees to disclose Confidential Information of another party only to those employees, representatives and agents requiring knowledge thereof in connection with their duties directly related to the fulfilling of the party's obligations under this Agreement. Each party further agrees to inform all such employees, representatives and agents of the terms and provisions of this Agreement and their duties hereunder and to obtain their consent hereto as a condition of receiving Confidential Information. Each party agrees that it will exercise the same degree of care, but in no event less than a reasonable degree, and protection to preserve the proprietary and confidential nature of the Confidential Information disclosed by a party, as the receiving party would exercise to preserve its own proprietary and confidential information. Each party agrees that it will, upon request of a party, return all documents and any copies thereof containing Confidential Information belonging to or disclosed by such party.

         8.4 Any breach of this Clause 8 by any of the persons informed by one of the parties is considered a breach by the party itself.

                    Confidential Information shall not be deemed to include:

                    (i)     information that is in the public domain;

                    (ii) is in the possession of the recipient at the time of disclosure;

                    (iii) information which is independently developed by a party;

                    (iv) information that becomes available to a party on a non- confidential basis from a third party who is under no confidentiality obligations to the party disclosing Confidential Information

         8.5 If any party or any of its representatives or Affiliates becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the other party's Confidential Information, such party shall provide the other party with prompt prior written notice and may disclose that portion of the other party's Confidential Information that is legally required and shall [* * *] obtain (and shall cooperate with the other party's efforts to obtain) assurance that confidential treatment will be accorded the other party's Confidential Information.

                    If either party is required by law to make any public disclosure, including any public filings required to be made under the rules or regulations of the U.S. Securities and Exchange Commission, the Nasdaq Stock Market or other national securities exchange, otherwise prohibited by this Agreement, such party shall provide the other party with prompt prior written notice and may disclose that portion of the other party's Confidential Information that is legally required and shall [* * *] obtain (and shall cooperate with the other party's efforts to obtain) assurance that confidential treatment will be accorded the other party's Confidential Information.

         8.6 The parties agree that the obligations of this Clause 8 are necessary and reasonable in order to protect the parties' respective businesses, and each party expressly agrees that monetary damages would be inadequate to compensate a party for any breach by the other party of its covenants and agreements set forth herein. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to a party and that, in addition to any other remedies that may be available, in law and equity or otherwise, any party shall be entitled to obtain injunctive relief against the threatened breach of the provisions of this Clause 8, or a continuation of any such breach by the other party, specific performance and other equitable relief to redress such breach together with its damages and reasonable counsel fees and expenses to enforce its rights hereunder, without the necessity of proving actual or express damages.

         8.7 Subject only to the specific exceptions set forth in this Clause 8 and Clause 8.4 of the Termination Agreement, none of the parties shall disclose the existence of this Agreement or the other agreements entered into by the parties on the Effective Date, the subject matter hereof nor originate any publicity, new release or other public announcement, written or oral without the written consent of the other parties.

9.       TERM OF AGREEMENT

         9.1 Subject to the rights of earlier termination set out in Clauses 9.3 and 9.4, this Agreement commences as of the Effective Date and expires [* * *] on the [* * *]:

                    9.1.1 [* * *] years starting from the date of the [* * *] the Product [* * *]; or

                    9.1.2   the last to expire patent included in the Elan
                            Patent.

         9.2 At the end of the term as specified in Clause 9.1 above (the "Initial Period"), the Agreement may continue for an additional period or periods of [* * *] if both parties so agree in writing.

         9.3 In addition to the rights of early or premature termination provided for elsewhere in this Agreement, in the event that any of the terms or provisions hereof are incurably breached by either party, the non-breaching party may immediately terminate this Agreement by written notice.

                    Subject to the other provisions of this Agreement, in the event of any other breach, the non-breaching party may terminate this Agreement by giving written notice to the breaching party that this Agreement will terminate on the [* * *] day from notice unless cure is sooner effected. If the breaching party has proposed a course of action to rectify the breach and is acting in good faith to rectify same but has not cured the breach by the [* * *] day, the said period shall be extended by such period as is reasonably necessary to enable the breach to be cured.

         9.4 If at any time during the term of this Agreement, an "Event of Bankruptcy" (as defined below) relating to Emisphere occurs, Elan shall have, in addition to all other legal and equitable rights and remedies available hereunder, the option to terminate this Agreement upon [* * *] written notice, given within [* * *] days following the date that Elan becomes aware of the Event of Bankruptcy.

                    As used in this Clause 9.4, the term "Event of Bankruptcy" shall mean:

                    9.4.1 the appointment of a liquidator, receiver, administrator, examiner, trustee or similar officer of either party or over all or a substantial part of its assets under the law of any applicable jurisdiction, including without limit, the United States of America; or

                    9.4.2 an application or petition for bankruptcy, corporate re-organisation, composition, administration, examination, arrangement or any other procedure similar to any of the foregoing under the law of any applicable jurisdiction, including without limit, the United States of America, is filed, and is not discharged within [* * *], or if either party applies for or consents to the appointment of a receiver, administrator, examiner or similar officer of it or of all or a material part of its assets, rights or revenues or the assets and/or the business of either party are for any reason seized, confiscated or condemned.

         9.5 Upon exercise of those rights of termination as specified in Clause 9.1 to Clause 9.4 inclusive or elsewhere within the Agreement, this Agreement shall, subject to the other provisions of the Agreement, automatically terminate forthwith and be of no further legal force or effect.

         9.6        Upon expiration or termination of the Agreement:

                    9.6.1 any sums that were due from Emisphere to Elan on Net Revenues or Net Sales in the Territory or in such particular country or countries in the Territory, as the case may be, prior to the expiration or termination of this agreement as set forth herein shall be paid in full within [* * *] of the expiration or termination of this Agreement for the Territory or for such particular country or countries in the Territory, as the case may be;

                    9.6.2 all confidentiality provisions set out herein shall remain in full force and effect;

                    9.6.3 all responsibilities and warranties shall insofar as are appropriate remain in full force and effect;

                    9.6.4 the rights of inspection and audit set out in Clause 6 shall continue in force for a period of one year;

                    9.6.5 all rights, licenses and sublicenses granted in and pursuant to this Agreement shall cease for the Territory or for such particular country or countries in the Territory, as the case may be. Following such expiration or termination, Emisphere may not thereafter use in the Territory or in such particular country or countries in the Territory, as the case may be, (a) the Elan Patent; and/or (b) any Elan Know-How that remains confidential or otherwise proprietary to Elan.

10.      WARRANTIES AND INDEMNITIES

         10.1 Emisphere shall assume the sole and entire responsibility and shall indemnify and save harmless Elan and its Affiliates from:

                    10.1.1 any and all claims, liabilities, expenses, including reasonable attorney's fees, responsibilities and damages by reason of any claim, proceedings, action, liability or injury arising out of the manufacture, transport, packaging, storage, handling, distribution, marketing, advertising, promotion or sale of the Product(s) by Emisphere, or any of its Affiliates or any third party on behalf of Emisphere;

                    10.1.2 any and all claims, liabilities, expenses, including reasonable attorney's fees, responsibilities and damages by reason of any claim, proceedings, action, liability or injury arising out of any infringement by the Product(s) of the intellectual property rights of any third party.

         10.2 With reference to Clause 2, Emisphere shall indemnify and hold harmless Elan and its Affiliates to the extent that any claims, damages, liabilities, claims, costs or expenses arise out of any such acts or omissions of any sub-licensee.

         10.3 As a condition of obtaining an indemnity in the circumstances set out above, Elan (and/or the relevant Affiliate) shall:

                    10.3.1 fully and promptly notify Emisphere of any claim or proceeding, or threatened claim or proceeding;

                    10.3.2 permit Emisphere to take full care and control of such claim or proceeding;

                    10.3.3 reasonably co-operate in the investigation and defence of such claim or proceeding;

                    10.3.4 not compromise or otherwise settle any such claim or proceeding without the prior written consent of Emisphere, which consent shall not be unreasonably withheld, conditioned or delayed; and

                    10.3.5 take all reasonable steps to mitigate any loss or liability in respect of any such claim or proceeding.

         10.4 ELAN IS GRANTING THE LICENSE HEREUNDER ON AN "AS IS" BASIS WITHOUT REPRESENTATION OR WARRANTY WHETHER EXPRESS OR IMPLIED (FROM ELAN OR ANY OF ITS AFFILIATES), INCLUDING WARRANTIES OF MERCHANT ABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR INFRINGEMENT OF THIRD PARTY RIGHTS, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED.

                    WITHOUT PREJUDICE TO THE PROVISIONS OF CLAUSE 10.1 AND 10.2 HEREOF AND ANY OTHER EXPRESS REPRESEN TATIONS, WARRANTIES, INDEMNITIES OR OBLIGATIONS OF EMISPHERE HEREUNDER, EMISPHERE HEREBY DISCLAIMS ANY AND ALL IMPLIED REPRESENTATIONS OR WARRANTIES.

         10.5 NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, ELAN (AND ITS AFFILIATES) AND EMISPHERE SHALL NOT BE LIABLE TO THE OTHER BY REASON OF ANY REPRESENTATION OR WARRANTY, CONDITION OR OTHER TERM OR ANY DUTY OF COMMON LAW, OR UNDER THE EXPRESS TERMS OF THIS AGREEMENT, FOR ANY CONSEQUENTIAL OR INCIDENTAL OR PUNITIVE LOSS OR DAMAGE (WHETHER FOR LOSS OF PROFITS OR OTHERWISE) AND WHETHER OCCASIONED BY THE NEGLIGENCE OF THE RESPECTIVE PARTIES, THEIR EMPLOYEES OR AGENTS OR OTHERWISE.

11.      REGULATORY APPROVALS

         11.1 For the avoidance of doubt, Emisphere shall have full responsibility for its dealings with the FDA relating to the Product(s) and Elan shall have no responsibility of any nature relating thereto.

         11.2 Any and all INDAs and other applications for regulatory approval filed hereunder for the Product(s) shall remain the property of Emisphere.

         11.3 For the avoidance of doubt, the costs and expenses of any filings and proceedings made by Emisphere to the FDA, including post approval studies required by the FDA in respect of the Product(s), and to maintain the FDA approval relating thereto, shall be paid by Emisphere.

12.      EXPLOITATION

         12.1 Emisphere will be solely responsible for ensuring that the manufacture, promotion, distribution, marketing and sale of the product(s) within each country of the Territory is in strict accordance with all the legal and regulatory requirements of each country of the Territory.

         12.2 All advertising, promotional materials and marketing costs needed to exploit the product(s) are to be paid by Emisphere.

13.      INSURANCE

         Emisphere shall maintain adequate comprehensive general liability insurance, including product liability insurance, on the Product(s) manufactured and/or sold by Emisphere that incorporate intellectual property licensed by Elan to Emisphere hereunder (or by a third party on its behalf).

14.      IMPOSSIBILITY OF PERFORMANCE - FORCE MAJEURE

         14.1 Neither Party to this Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay results from causes beyond its reasonable control, including, without limitation, acts of God, fires, strikes, acts of war, or intervention of a government authority or non availability of raw materials, but any such delay or failure shall be remedied by such party as soon as practicable.


15.      SETTLEMENT OF DISPUTES; PROPER LAW

         15.1 The parties will attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives of the parties. In the event that such negotiations do not result in a mutually acceptable resolution, the parties agree to consider other dispute resolution mechanisms including mediation. In the event that the parties fail to agree on a mutually acceptable dispute resolution mechanism, any such dispute shall be finally settled by the courts of competent jurisdiction. The parties hereby submit to the jurisdiction of the state and Federal courts located in the state of New York and the courts of Ireland and the parties hereby waive any and all defences of improper venue or that the forum is inconvenient.

         15.2 This Agreement shall be governed by and construed in accordance with the laws of Ireland.

16.      ASSIGNMENT

         16.1 This Agreement may not be assigned by either party without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed, save that either party may assign this Agreement to any Affiliate without such consent, and that Elan may assign this Agreement to [* * *] without such prior written consent; provided that such assignment does not have any adverse tax consequences on the other party.

                    Elan and Emisphere will discuss any assignment by either party to an Affiliate prior to its implementation in order to avoid or reduce any additional tax liability to the other party resulting solely from different tax law provisions applying after such assignment to an Affiliate. For the purpose hereof, an additional tax liability shall be deemed to have occurred if either party would be subject to a higher net tax on payments made hereunder after taking into account any applicable tax treaty and available tax credits than such party was subject to before the proposed assignment.

17.      NOTICES

         17.1 Any notice to be given under this Agreement shall be sent in writing in English by registered airmail or telefaxed to the following addresses:

                    If to Emisphere:

                    Emisphere Limited
                    765 Old Saw Mill River Road
                    Tarrytown, NY  10591
                    Attention:         Chief Financial Officer
                    Telephone:         001 914 785 4763
                    Telefax:           001 914 593 8292

                    If to Elan:

                    Elan Corporation plc
                    Lincoln House
                    Lincoln Place
                    Dublin 2
                    Ireland
                    Attention:         Vice President, General Counsel, Elan
                                       Pharmaceutical Technologies
                    Telephone:         353 1 7094301
                    Telefax :          353 1 7094124

                    or to such other address(es) and telefax numbers as may from time to time be notified by either party to the other hereunder.

         17.2 Any notice sent by mail shall be deemed to have been delivered within seven (7) working days after despatch and any notice sent by telex or telefax shall be deemed to have been delivered within twenty four (24) hours after the time of the despatch. Notice of change of address shall be effective upon receipt.

18.      MISCELLANEOUS CLAUSES

         18.1 No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any other breach or failure to perform or of any other right arising under this Agreement.

         18.2 If any provision in this Agreement is agreed by the parties to be, or is deemed to be, or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto,
                    (i) such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it will be deleted, with effect from the date of such agreement or such earlier date as the parties may agree, and (ii) the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

         18.3 The parties shall use their respective reasonable endeavours to ensure that the parties and any necessary third party shall do, execute and perform all such further deeds, documents, assurances, acts and things as any of the parties hereto may reasonably require by notice in writing to the other party or such third party to carry out the provisions of this Agreement.

         18.4 This Agreement shall be binding upon and enure to the benefit of the parties hereto, their successors and permitted assigns and sub-licenses.

         18.5 No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between the parties unless specifically referred to, and solely to the extent provided, in any such other agreement.

         18.6 No amendment, modification or addition hereto shall be effective or binding on either party unless set forth in writing and executed by a duly authorised representative of each party.

         18.7 This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

         18.8 Each of the parties undertakes to do all things reasonably within its power which are necessary or desirable to give effect to the spirit and intent of this Agreement.

         18.9 Each of the parties hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty save as expressly set out herein or in any document referred to herein.

         18.10 Nothing contained in this Agreement is intended or is to be construed to constitute Elan and Emisphere as partners, or Elan as an employee of Emisphere, or Emisphere as an employee of Elan. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party.

IN WITNESS of which the parties have executed this Agreement.

                                   SCHEDULE 1

                           PRODUCT MANUFACTURING COST

The following costs are manufacturing costs which are prepared by [* * *] in accordance with generally accepted accounting principles consistently applied.

The following expenses are included in manufacturing costs:

1.       Direct Materials

Materials used in the manufacturing process that are traced directly to the completed product and include:

         Inert raw materials or excipients

         Active substances/ingredients

         Packaging components such as bottles, caps, labels, etc.

2.       Direct Labour

The cost of employees engaged in production activities which are directly identifiable with product costs. Direct Labour cost includes:

         Base pay, overtime, vacation and holidays, illness, personal with pay and shift differential.

         Cost of employee fringe benefits such as health and life insurance, payroll taxes, welfare, pension and profit sharing.

3.       Indirect Manufacturing Costs

Costs which are ultimately allocated to product based on standard labour hours of the operating departments. These costs include:

         Costs of Direct Labour - employees not utilised for the manufacturing of product such as training, downtime and general duties.

         Indirect Materials - supplies and chemicals which are used in the manufacturing process and are not assigned to specific products but are included in manufacturing overhead costs. Includes supplies which are either common to several products or for which direct assignment to products is not practical.

         Utilities - expenses incurred for fuel, electricity and water in providing power for production and other plant equipment.

         Maintenance and repairs - amount of expense incurred in-house or purchased to provide services for plant maintenance and repairs of facilities and equipment.

         Depreciation - of plant (being manufacturing and laboratory premises and buildings and the service, maintenance and renovation thereof) on the basis of a 20 year life and equipment (being handling, storage, manufacturing, processing and testing machinery and equipment) on the basis of a 7 to 10 year life utilising the straight-line method of calculation.

         Insurance - cost of comprehensive and other insurance necessary for the safeguard of manufacturing plant and equipment, and business interruption.

         Taxes - expense incurred for taxes on real and personal property (manufacturing site, buildings, and the fixed assets of equipment, furniture and fixtures, etc.). If manufacturing site includes other operations (marketing, research, etc.), taxes are allocated on the basis of total real and personal property.

4.       Quality Assurance Costs

         Direct labour and indirect costs for Quality Assurance departments testing and approving materials used in manufacturing and completed manufacturing batches and finished products. This includes all manufacturing in-process testing and testing of finished materials. Excluded from product costs are QA costs related to research and development testing and testing which is allocated back to appropriate manufacturing sites.

SIGNED BY

/s/ Seamus Mulligan
----------------------------------
For and on behalf of
ELAN CORPORATION, PLC.
in the presence of:
----------------------------------

SIGNED BY

/s/ Charles Abdalian
----------------------------------
For and on behalf of
EMISPHERE TECHNOLOGIES, INC.
in the presence of:
----------------------------------